American Racing Capital, Inc. / ANRC Through Its Majority-Owned Subsidiary Purchases Stake
in LJ&J Enterprises of Tennessee, the operator of the Music City Motorplex, in Nashville Tennessee.

San Diego, CA: December 19, 2006: Effective January 1, 2007, American Racing Capital, Inc. (“ARC”).(PINK:ANRC), a company specializing in the motorsports industry, announced that it has entered into a contract through its subsidiary, Motorsports & Entertainment of Tennessee, a Nevada company (MET), to purchase an interest in LJ&J Enterprises of Tennessee Inc, a Tennessee Company (“LJ&J”) that controls and manages the daily operations at Tennessee’s legendary Music City Motorplex. Under the terms of the agreement, Joseph Mattioli, President of LJ&J Enterprises, will serve as the new President of MET and will continue to serve as LJ&J’s President. In addition to racing, LJ&J will continue to hold other events such as concerts and special events. Speedway Concessions, a subsidiary of LJ&J, has the rights to the sale of all food, beverage and merchandise concessions at the track.

The paved short-oval race track was originally built 48 years ago and upgraded several times. The track has an incredible history. Bob Koveleski, president of ARC said, “As people knowledgeable in the sport know, NASCAR racing was born in the south. Our association with this track is a chance for us to become part of racing history. Music City Motorplex is historically significant to the motor-sports industry, having created a legacy of sending more drivers to NASCAR than any other track in the country. Among the legendary drivers who have raced at the Nashville track include; Buck Baker, Lee Petty, Fireball Roberts, Donnie and Bobby Allison, Coo-Coo and Sterling Marlin and Darrell Waltrip. Our affiliation with the Music City Motorplex is a great opportunity for ARC to expand its services and capabilities. We look forward to building shareholder value by replicating the success enjoyed by the likes of Speedway Motorsport (NYSE: TRK - News), Dover Motorsports Inc (NYSE: DVD - News), and International Speedway Corp. (Nasdaq: ISCA - News) as a publicly traded company.”

About American Racing Capital, Inc.
American Racing Capital, Inc. is a company specializing in Motorsports and its strategy is to focus on several aspects of this industry. Through its subsidiaries, American Racing Capital, Inc. will: Acquire financial interests in several auto-racing facilities; Establish race management contracts at both existing and newly proposed racing facilities; Engage in the design, re-design, development and management of our wholly owned race tracks; and Find and acquire motorsports companies to compliment our other holdings. The Company’s business also includes motorsports sponsorship activation services and product licensing agreements, which are highly specialized promotional services in this industry. These programs entail introducing companies to multiple levels of; Race Driver, Race Team and Race Track sponsorship activities. American Racing Capital, Inc.’s mission is to help companies develop and build brand reputation using motor-sports as a revenue-generating opportunity.

For more information visit -	http://www.americanracingcapital.com
http://www.corporateevolutions.com/anrc.php

About Motorsports & Entertainment of Tennessee
Music City Motorplex sits directly on Tennessee State Fairgrounds and is located just one mile from downtown Nashville. The track runs numerous racing events from March through October, additionally other special events and concerts are also held. The 5/8’s of a mile paved short-oval race track was originally built 48 years ago and has 15,000 seats. The State Fairgrounds have held auto racing since 1904.

For more information visit: http://www.musiccitymotorplex.com

Contact Information

Company Contact	Investor Relations
American Racing Capital, Inc	Corporate Evolutions, Inc.
Robert Koveleski	Susan U
1-800-230-7132	516-482-6565
info@americanracingcapital.com	SusanU@corporateevolutions.com
www.americanracingcapital.com	www.corporateevolutions.com

This press release contains "forward-looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and is subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in American Racing Capital Inc.’s reports that will be on file with the US Securities and Exchange Commission.

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